CERTIFICATE ELIMINATING REFERENCE TO A SERIES
OF SHARES OF STOCK FROM THE
CERTIFICATE OF INCORPORATION

OF

POWER EFFICIENCY CORPORATION

(Pursuant to Section 151 (g) of the Delaware General Corporation Law)
___________

Power Efficiency Corporation (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Power Efficiency Corporation

2. The designation of the series of shares of stock of the corporation to which this certificate relates is Series A-1 and Series A-2 Preferred Stock

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of preferred stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the corporation. A certificate setting forth said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the corporation has adopted the following resolution:

WHEREAS, none of the authorized shares of Series A-1 or Series A-2 stock of the corporation are outstanding; and

WHEREAS, none of said series of shares of stock will be issued; and

WHEREAS, the corporation wishes to eliminate the Series A-1 and Series A-2 preferred stock of the corporation.

NOW THEREFORE, BE IT RESOLVED, that none of the authorized shares of stock of the corporation of the series designated are outstanding, and

FURTHER RESOLVED, that none of said series of shares of stock of the corporation will be issued, and

FURTHER RESOLVED, that the proper officers of the corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the corporation all reference to said series of shares of stock.

Executed on this 22nd day of October, 2007.

Steve Strasser Chairman and Chief Executive Officer